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(OMNI ENERGY SERVICES CORP. LOGO)

                                  NEWS RELEASE                      Nasdaq: OMNI
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     4500 NE Evangeline Thwy * Carencro, LA 70520 * Phone * 337-896-6664 *
                                Fax 337-896-6655

FOR IMMEDIATE RELEASE                                                  NO. 03-10


FOR MORE INFORMATION CONTACT: G. Darcy Klug, Chief Financial Officer
PHONE: (337) 896-6664


                  OMNI TO ACCRUE FOR PREFERRED STOCK DIVIDENDS

         CARENCRO, LA - SEPTEMBER 19, 2003 - OMNI ENERGY SERVICES CORP. (NASDAQ
NM: OMNI) announced today that its Board of Directors has concluded the Company has reached an acceptable level of earnings and has authorized resumption of the accrual of dividends on its Series A and Series B, 8% Convertible Preferred Stock commencing on July 1, 2003. The Preferred Stock has a total liquidation value of $12.1 million. In connection with the accrual, OMNI will take a charge to earnings, which will total $242,000 per quarter and is expected to reduce the Company's third quarter earnings by $0.03 per diluted share. OMNI and the holder of the preferred stock, an affiliate of OMNI, had previously agreed that dividends would not accrue until the Company's EBITDA reached a mutually agreed upon level. Conversion of the 8% Convertible Preferred Stock is at the option of the affiliate.

         Under its current existing senior secured credit agreements, the Company is prohibited from making cash payments of dividends. Accordingly, OMNI expects to exercise its option to pay the accrued dividends "in kind" with newly issued 8% Convertible Preferred Stock.

         Headquartered in Carencro, LA, OMNI Energy offers a broad range of integrated services to both geophysical and production companies engaged in the acquisition of on-shore seismic data. The company provides its services through several business units: Seismic Drilling, Helicopter Support, Permitting and Seismic Survey. OMNI's services play a significant role with geophysical companies who have operations in both marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution and other risks detailed in the Company's filings with the Securities and Exchange Commission.